Exhibit 99.1
For Immediate Release
April 23, 2007

AJS BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS
AND DECLARATION OF QUARTERLY DIVIDEND

AJS Bancorp, Inc. (Electronic Bulletin Board; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, Midlothian, Illinois today reported consolidated net income of $251,000 for the quarter ended March 31, 2007 as compared to $254,000 for the same quarter in 2006.  Basic and diluted earnings were $0.12 per share for both quarters ended March 31, 2007 and March 31, 2006.  The decrease in net income resulted from a decrease in net interest income and non-interest income, partially offset by an increase in the negative provision for loan losses and a decrease in non-interest expense during the comparative periods.

Also, the Company’s Board of Directors announced today that it has declared a quarterly dividend of $0.11 cents per share. The dividend is payable on May 25, 2007, to stockholders of record on May 11, 2007.  AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares.  At March 31, 2007, the Company held cash totaling $42.3 million.  At March 31, 2007 the Bank’s tier 1 capital as well as its tangible capital ratio was 10.6%, and its risk-based capital ratio was 24.8%.

Financial Condition – At March 31, 2007 and at December 31, 2006

Total assets as of March 31, 2007 were $268.5 million, an increase of $2.0 million or 0.7% from $266.5 million at December 31, 2006.  The increase in total assets reflects an increase in securities partially offset by decreases in cash and cash equivalents, certificates of deposit, and loans receivable.  There was an increase of $12.4 million or 17.9% in securities to $81.3 million at March 31, 2007 from $69.0 million at December 31, 2006.  Securities increased due to the purchase of $11.2 million in mortgage-backed securities and $4.5 million in Federal Home Loan Bank bonds.  The securities were purchased to lock in the yield currently available on these assets.  Cash and cash equivalents decreased $1.5 million or 3.5% to $42.3 million at March 31, 2007 compared to $43.8 million at December 31, 2006.  Certificates of deposit decreased $797,000 or 14.5% to $4.7 million at March 31, 2007 compared to $5.5 million at December 31, 2006.  Loans receivable decreased $7.9 million or 5.7% to $130.5 million at March 31, 2007 from $138.4 million at December 31, 2006 primarily due to maturities.  Total liabilities comprised almost entirely of deposits and borrowings increased $1.5 million or 0.6% to $239.2 million at March 31, 2007 from $237.8 million at December 31, 2006.  Total deposits decreased $1.4 million or 0.7% to $200.8 million at March 31, 2007 from $202.2 million at December 31, 2006.  Borrowings decreased $1.4 million to $27.4 million at March 31, 2007 from $28.8 million at December 31, 2006.  Advance payments by borrowers for taxes and insurance decreased $478,000 or 28.9% to $1.2 million from $1.7 million at December 31, 2006, primarily as a result from the timing of payments.  Accrued expenses and other liabilities increased $4.7 million or 91.4% to $9.9 million at March 31, 2007 from $5.2 million at December 31, 2006.  The increase was primarily due to a $5.0 million payable recorded for a security purchased in March 2007 that did not settle until April 2007.

The Company had non-performing assets of $500,000 at March 31, 2007 and $540,000 at December 31, 2006.  The allowance for loan losses was $1.6 million at March 31, 2007 and December 31, 2006.  This represents a ratio of allowance for loan losses to gross loans receivable of 1.19% and 1.16%, respectively at March 31, 2007 and at December 31, 2006.  The allowance for loan losses to non-performing loans was 647.93% as of March 31, 2007 compared to 299.81% as of December 31, 2006.

Total stockholders’ equity increased $483,000 to $29.2 million at March 31, 2007 from $28.7 million at December 31, 2006.  The increase in stockholders’ equity was primarily due to net income of $251,000 for the quarter ended March 31, 2007 and increases in other comprehensive income due to the higher fair market value of securities held for sale.  These increases were offset by common stock repurchases that took place during the quarter ended March 31, 2007.

INCOME INFORMATION –THREE MONTH PERIODS ENDED MARCH 31, 2007 AND 2006:

Net interest income decreased by $14,000 or 0.9% to $1.6 million for the quarter ended March 31, 2007 from $1.7 million for the comparable quarter in 2006.  Average interest earning assets were $257.8 million and $249.8 million during the comparative 2007 and 2006 quarters while the average yield was 5.55% and 5.18%, respectively.  The higher average yield in 2007 reflects the change in the composition of our assets to include a higher proportion of securities which had interest rates set based on shorter term interest rates, which during this period of an inverted yield curve resulted in higher short-term interest rates during the three- month period in 2007 as compared to the same period in 2006.  Average interest-bearing liabilities increased to $226.7 million for the quarter ended March 31, 2007 compared to $222.2 million for the comparable 2006 quarter, while the average cost of interest-bearing liabilities increased to 3.42% from 2.86% for the comparable periods.  The increase in our average cost of interest bearing liabilities reflects the higher market rates for deposits and borrowings during a period of higher short-term interest rates that has existed during 2007.  Our net interest rate spread decreased 21 basis points to 2.12% from 2.33% while our net interest margin decreased 10 basis points to 2.54% from 2.64%.  The ratio of average interest-earning assets to average interest-bearing liabilities increased to 113.71% for the three months ended March 31, 2007 from 112.45% for the same period in 2006.

The Company recorded a $70,000 negative provision for the three months ended March 31, 2007, and a $12,000 negative provision for the three months ended March 31, 2006.  The negative provision reflects a combination of loan loss recoveries, decline in loan balances and our review of losses inherent in our loan portfolio.  At this time, management felt no additional provisions were necessary.  Should any unforeseen risks present themselves however, management may need to increase this provision in the future.

Non-interest income decreased $58,000 to $192,000 for the quarter ended March 31, 2007 from $250,000 for the comparable quarter in 2006.  The decrease in non-interest income is primarily the result of decreases in insurance commissions and other non-interest income items, offset by a decrease in service charges on accounts.  Insurance commissions decreased primarily due to a reduction in the staff of the Bank’s insurance and investment division.  The decrease in other non-interest items was primarily due to a decrease in the gain on the sale of loans designated for sale, offset in part by an increase in rental income.

Non-interest expense decreased $11,000 or 0.7% to $1.5 million for the quarter ended March 31, 2007 and March 31, 2006.   The decrease in non-interest expense for the comparable quarters was primarily due to a decrease in data processing costs offset by an increase in advertising and promotion costs.  The decrease in data processing costs was primarily due to the implementation of less costly technology for our storage and retention of information, as well as reduction of services outsourced.  Advertising and promotion costs increased due to an increase in the placement of newspaper ads.

Effective with the Company’s filing with the Securities and Exchange Commission of it’s Quarterly Report for the quarter ended March 31, 2007, the Company will be filing its Securities Exchange Act reports pursuant to the disclosure requirements applicable to small business issuers.

Our federal and state taxes remained at  $150,000 for the quarters ended March 31, 2007 and March 31, 2006.

Other financial information is included in the tables that follow.

This press release contains certain “forward-looking statements” which may be identified by the use of such words as “believe”, “expect”, “intend”, “anticipate”,  “should”, “planned”, “estimated” and “potential”.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Contact:	Lyn G. Rupich President 708-687-7400

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands (except per share data)
(Unaudited)
	31-Mar-07	31-Dec-06
ASSETS

Cash and due from financial Institutions	$38,384	$36,617
Federal funds sold	3,937	7,231
TOTAL CASH AND CASH EQUIVALENTS	42,321	43,848

Certificates of Deposit	4,693	5,490
Securities	81,332	68,978
Loans receivable net of allowance for loan loss
of $1,568 at March 31, 2007, and $1,619 at
December 31, 2006.	130,524	138,377
Federal Home Loan Bank Stock	2,450	2,450
Premises and equipment	4,311	4,342
Accrued interest receivable & other assets	2,842	3,028
TOTAL ASSETS	$268,473	$266,513

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	200,794	202,176
Federal Home Loan Bank advances	27,350	28,750
Advance payments by borrowers for taxes
and insurance	1,177	1,655
Accrued expenses and other liabilities	9,920	5,183

TOTAL LIABILITIES	239,241	237,764
TOTAL EQUITY	29,232	28,749
TOTAL LIABILITIES AND SHAREHOLDERS
EQUITY	$268,473	$266,513

	31-Mar-07	31-Mar-06
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees	$2,147	$2,279
Securities	781	696
Interest earning deposits & other	565	242
Federal funds sold	85	22
TOTAL INTEREST INCOME	3,578	3,239

INTEREST EXPENSE ON DEPOSITS
Deposits	1,640	1,259
Federal Home Loan Bank & Other	300	328
Total Interest Expense	1,940	1,587
NET INTEREST INCOME	1,638	1,652
Provision for loan losses	(70)	(12)
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	1,708	1,664

NON-INTEREST INCOME
Insurance commissions	21	71
Service charges on accounts	125	118
Other	46	61
TOTAL NON-INTEREST INCOME	192	250

NON-INTEREST EXPENSE
Salaries and employee benefits	856	865
Occupancy	201	210
Advertising & promotion	74	55
Data processing	83	104
Other	285	276
TOTAL NON-INTEREST EXPENSE	1,499	1,510

INCOME BEFORE INCOME TAXES	401	404
Income tax expense	150	150
NET INCOME	$251	$254

Earnings per share, basic	$0.12	$0.12
Earnings per share, diluted	$0.12	$0.12

AJS Bancorp, Inc.
Financial Highlights
(unaudited)	March 31, 2007	December 31, 2006
	(In thousands)
Selected Financial Highlights:
Total assets	$268,473	$266,513
Loans receivable, net	130,524	138,377
Securities	81,332	68,978
Deposits	200,794	202,176
Federal Home Loan Bank advances	27,350	28,750
Stockholders' equity	29,232	28,749

Book value per share (1)	13.79	13.56

Number of shares outstanding (2)	2,119,708	2,119,719

	Three months ended	Three months ended
	March 31, 2007	March 31, 2006
	(In thousands except per share information)

Selected Operations Data:
Total interest income	$3,578	$3,239
Total interest expense	1,940	1,587
Net interest income	1,638	1,652
Provision for loan losses	(70)	(12)
Net interest income after provision
for loan losses	1,708	1,664
Noninterest income	192	250
Noninterest expense	1,499	1,510
Income before taxes	401	404
Income tax provision	150	150
Net income	251	254

Earnings per share, basic	$0.12	$0.12
Earnings per share, diluted	$0.12	$0.12

	Three months ended	Three months ended
	March 31, 2007	March 31, 2006

Selected Operating Ratios:
Return on average assets	0.38%	0.40%
Return on average equity	3.48%	3.61%
Interest rate spread during the period	2.12%	2.33%
Net interest margin	2.54%	2.64%
Average interest-earning assets to average interest-
bearing liabilities	113.71%	112.45%
Efficiency ratio (3)	81.91%	79.39%

	As of	As of
	March 31, 2007	December 31, 2006
Asset Quality Ratios:
Non-performing assets to total assets	0.19%	0.20%
Allowance for loan losses to non-performing loans	647.93%	299.81%
Allowance for loan losses to loans receivable, gross	1.19%	1.16%

(1) Shareholders' equity divided by number of shares outstanding, inclusive of shares held by AJS Bancorp, MHC.
(2) Total shares issued, less unearned ESOP shares, and treasury shares.
(3) Non-interest expense divided by the sum of net interest income and non-interest income.